Exhibit Volume Page 1 of 55

                           Millipore Corporation
                                Exhibit 11
                     Computation of Earnings Per Share
                   (In Thousands Except Per Share Data)



                                    Years Ended December 31,
Calculation of shares:        1997         1996          1995
Weighted average of shares
outstanding during the year
used in
calculation of earnings per   43,527 (a)   43,602 (a)    44,985 (a)
share - Basic

Shares outstanding from
 assumed exercise of stock    2,968        2,801         3,103
option

(Treasury Method)             (1,757)      (1,494)         (1,736)

(NQ tax benefit)                  (423)         (452)        (465)


Weighted average of shares
 outstanding during the year
used in
 calculation of earnings per   44,315       44,457 (b)   45,887 (b)
share-Diluted

Net Income                    $ (38,784)   $ 43,622      $85,354

Earnings per common share -   $ (0.89)     $    1.00     $   1.90
Basic

Earnings per common share -   $ (0.89) (c) $    0.98     $   1.86
Diluted

(a) Represents weighted average of shares outstanding used in the basic earnings per share calculations.
(b) Represents weighted average of shares outstanding used in the diluted earnings per share calculations for 1996 and 1996. Common stock equivalents for 1996 and 1995 were included in the weighted average share computation as required by SFAS No. 128.
(c) For 1997 basic and diluted earnings per share are the same as the Company was in a loss position.